             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Stockholders
ING Global Equity Dividend and Premium Opportunity Fund:

                  [To be provided prior to definitive filing.]

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

ING GLOBAL EQUITY DIVIDEND AND PREMIUM OPPORTUNITY FUND
STATEMENT OF ASSETS AND LIABILITIES
AS OF MARCH 17, 2005



ASSETS:

Cash                                                                                      $        100,000
Deferred offering costs                                                                          1,500,000
Receivable from Adviser                                                                            108,000
                                                                                          ----------------
      Total assets                                                                               1,708,000
                                                                                          ----------------

LIABILITIES:

Accrued offering costs                                                                           1,500,000
Accrued organizational costs                                                                       108,000
                                                                                          ----------------
      Total liabilities                                                                          1,608,000
                                                                                          ----------------

Preferred shares (no shares issued or outstanding,
      unlimited shares authorized)                                                                      --

Net assets                                                                                $        100,000
                                                                                          ================

NET ASSET VALUE PER COMMON SHARE
      OUTSTANDING ($.01 par value; 5,000 shares of
      beneficial interest issued and outstanding, unlimited
      shares authorized)                                                                  $          20.00



                 See Accompanying Notes to Financial Statements

                                       46
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STATEMENT OF OPERATIONS
FOR THE DAY ENDED MARCH 17, 2005



INVESTMENT INCOME:

                                                                                          $             --
                                                                                          ----------------
      Total investment income                                                                           --
                                                                                          ----------------

EXPENSES:

Accrued organizational costs                                                                       108,000
                                                                                          ----------------
Expense reimbursement                                                                            (108,000)
                                                                                          ----------------
      Total expenses                                                                                    --
                                                                                          ----------------

Net Investment Income                                                                     $             --
                                                                                          ================



                 See Accompanying Notes to Financial Statements

ING GLOBAL EQUITY DIVIDEND AND PREMIUM OPPORTUNITY FUND
NOTES TO FINANCIAL STATEMENTS AS OF MARCH 17, 2005

NOTE 1 -- ORGANIZATION

ING Global Equity Dividend and Premium Opportunity Fund (the "Fund") is a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940. The Fund was originally organized as a Delaware statutory trust on April 1, 2004 with initial capital contributed on March 17, 2005. As a newly organized entity, the Fund has had no operations other than its organization and the sale and issuance of 5000 shares of common stock at an aggregate purchase price of $100,000 to ING Investments, LLC (the "Investment Adviser"). The Funds declaration of Trust provides for two classes of shares consisting of (i) a class of common shares, par value $0.01 per share, and (ii) a class of preferred shares which may be divided into one or more series of Preferred Shares and with such par value as may be authorized from time to time by the Trustees.

Management of the Fund intends to file a registration to offer common shares of the Fund for public sale. The Fund will invest in global dividend yielding equities and utilize option strategies consisting of writing covered calls and purchasing puts.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income or loss and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 -- AGREEMENTS

The Fund intends to enter into an investment advisory agreement (the "Advisory Agreement") with the Investment Adviser under which the Investment Adviser, subject to the overall supervision of the Fund's board of directors will provide investment advisory services to the Fund. For providing these services, the Investment Adviser will receive a fee from the Fund, of 1.05% of the Managed Assets, subject to an agreement to waive 20 basis points of the investment management fee in each of years 1-5, 15 basis points in year 6, 10 basis points in year 7 and 5 basis points in year 8. For the purposes of the Advisory Agreement, "Managed Assets" are defined as the Fund's average daily gross asset value, minus the sum of the Fund's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares).

The Investment Adviser intends to engage ING Investment Management Advisors B.V. ("IIMA") as the sub-adviser of the Fund.

The Fund intends to engage ING Funds Services, LLC (the "Administrator") to perform administrative services to the Fund for which it will be paid 0.10% of the average daily net assets.

The Adviser will pay out of its own funds an additional fee on assets sold to certain selling syndicate members. The additional amounts may vary by syndicate member and will be negotiated upon their selection. Those syndicate members will have agreed to provide certain after-market services to the Fund designed to maintain the visibility of the Fund on an ongoing basis and to provide relevant information,

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studies or reports regarding the Fund and the closed-end investment company industry. The fee is typically either a one-time up-front fee in the range of 1% of assets sold by the individual syndicate member, or a per annum fee of approximately 0.15% on assets sold.

NOTE 4 -- ORGANIZATIONAL AND OFFERING EXPENSES

A portion of the net proceeds of the proposed public offering will be used to pay for the offering costs and organizational expenses. Offering costs will be charged against the proceeds from the offering when received. Organizational expenses will be treated as an expense as incurred and are currently estimated to be $108,000.

Organization costs recorded in the accompanying financial statements as well as offering costs which have been incurred and are deferred pending the receipt of proceeds from the proposed offering reflect management's best estimate and are subject to change upon the completion of the offering and conclusion of the organization process. In the event the public offering does not occur, the Fund will not be able to pay the expenses. The Investment Advisor has also committed to bear all organizational and offering costs incurred by the Fund which exceed $0.04 per common share.

NOTE 5 -- FEDERAL INCOME TAXES

The Fund intends to qualify for the tax treatment applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and, among other things, intends to make the requisite distributions to its stockholders, which will relieve it from federal income or excise taxes. Therefore, no provision has been recorded for federal income or excise taxes.


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